EXHIBIT 12



                           AMERICAN BRANDS, INC.

      Statement Re Computation of Ratio of Earnings to Fixed Charges
                       (Dollar amounts in millions)


                                        Years Ended December 31,
                         --------------------------------------------------
                             1990      1991      1992      1993      1994
                             ----      ----      ----      ----      ----
                         (Restated) (Restated)(Restated)(Restated)
Continuing Operations
---------------------

Earnings Available:

  Income before provision
     for taxes on income
     and minority interest    $  923.5 $1,107.0 $1,255.1 $  878.9 $1,354.0

  Less:  Excess of earnings
         over dividends of
         less than fifty
         percent owned
         companies                 0.1      0.1      0.3      0.8      0.4

         Capitalized interest      1.5      1.0      1.0      2.5      1.4
                              -------- -------- -------- -------- --------
                                 921.9  1,105.9  1,253.8    875.6  1,352.2
                              -------- -------- -------- -------- --------
Fixed Charges:

  Interest expense (including
     capitalized interest) and
     amortization of debt
     discount and expenses       290.2    276.6    283.4    258.7    224.9
  Portion of rentals represent-
     ative of an interest
     factor                       27.4     30.4     32.3     29.8     27.1
                              -------- -------- -------- -------- --------
     Total Fixed Charges         317.6    307.0    315.7    288.5    252.0
                              -------- -------- -------- -------- --------
     Total Earnings Available $1,239.5 $1,412.9 $1,569.5 $1,164.1 $1,604.2
                              ======== ======== ======== ======== ========

Ratio of Earnings to Fixed
  Charges                         3.90     4.60     4.97     4.04     6.37
                              ======== ======== ======== ======== ========